EX-99.23.j.i

                         CONSENT OF INDEPENDENT AUDITORS


As independent public accountants, we hereby consent to the use of our report dated April 20, 2000 for the Shepherd Values Growth Fund, the Shepherd Values Small-Cap Fund, the Shepherd Values International Fund and the Shepherd Values Fixed Income Fund, and to all references to our firm included in or made a part of this Post-Effective Amendment No. 47 to AmeriPrime Funds' Registration Statement on Form N-1A (file No. 33-96826), including the references to our firm under the heading "Financial Highlights" in the Prospectus and heading "Accountants" in the Statement of Additional Information.




______/s/_______________________

McCurdy & Associates CPA's, Inc.
Westlake, Ohio
November 16, 2000